Exhibit 99.1

October 22, 2003

Pliant Corporation to Name New President and Chief Executive Officer

SCHAUMBURG, IL - - The Board of Directors of Pliant Corporation today announced that Harold Bevis has been named President and Chief Executive Officer of the Company. Bevis will join the Board of Directors and replace Ed Lapekas, who was named interim CEO in August 2003, and Lapekas will succeed Timothy Walsh as non-executive Chairman of the Company. Mr. Walsh will remain on the Board of Directors.

Mr. Bevis joins Pliant directly from Emerson Electric, where he has been President of a group of manufacturing companies for the past five years. Bevis led the sale of this group to Emerson while he was President and CEO of Jordan Telecommunication Products, Inc. He has over 20 years of global experience with multiple types of technology-driven manufactured products, utilizing many different sales channels. Prior to Jordan, Mr. Bevis held positions of increasing responsibility with General Cable, GE, Booz, Allen and Hamilton, and General Dynamics.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and consumer markets. The Company operates 23 manufacturing and research and development facilities around the world, and employs approximately 3,250 people.

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CONTACTS:

John McCurdy

Director of Corporate Communications

Voice:  330.896.6732

Fax:  330.896.6733

E-mail:  john.mccurdy@pliantcorp.com

Brian Johnson

EVP and Chief Financial Officer

Voice:  847.969.3319

E-mail:  brian.johnson@pliantcorp.com

Company Web Site:  www.pliantcorp.com